EXHIBIT 5.1

[KRIEG DEVAULT LETTERHEAD]

December 16, 2004

Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, Indiana 46176

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have represented Blue River Bancshares, Inc. (“Blue River”) in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering shares of Blue River’s no par value common stock (the “Shares”) under the Securities Act of 1933, as amended. The Shares are to be issued to shareholders of Heartland Bancorp, Inc. (“Heartland”), in connection with the proposed affiliation of Heartland and Blue River, as specified in the Agreement of Affiliation and Merger, dated August 31, 2004 (the “Agreement”), by and among Blue River, Shelby County Bank, Heartland and Heartland Community Bank, under which Heartland will merge with and into Blue River (the “Merger”). The Merger will be accomplished and the Shares will be issued pursuant to the specific terms of the Agreement. In connection with this opinion, we have reviewed and are familiar with Blue River’s Articles of Incorporation and By-Laws and such other records, documents and information as we have in our judgment deemed relevant.

     Based upon the foregoing, it is our opinion that if and when the Merger is consummated, the Shares will, when issued to shareholders of Heartland in accordance with all of the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

     This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the prospectus forming a part thereof under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ KRIEG DeVAULT LLP

KRIEG DeVAULT LLP